Exhibit 99.1

Contacts:

Pete Garcia
Sr. VP and Chief Financial Officer
408-215-4574
pgarcia@nuvelo.com

Nicole Estrin
Manager of Corporate Communications & IR
408-215-4572
nestrin@nuvelo.com

NUVELO ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS AND ACCOMPLISHMENTS

SUNNYVALE, Calif., May 1, 2003 /PRNewswire/ — Nuvelo, Inc. (Nasdaq: NUVO), formerly Hyseq Pharmaceuticals, Inc., today announced results for the quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were approximately $1.3 million, compared to revenues of $5.2 million for the same period in 2002. The decline in revenues was primarily due to the completion of the company’s agricultural gene discovery collaboration with BASF Plant Science LLC in January 2003. Net loss for the first quarter was $13.6 million or $0.27 per share compared to a net loss of $19.0 million or $1.01 per share for the same period in 2002. The net loss decrease of $5.4 million was primarily attributable to a one time warrant expense associated with our agreement with Amgen, Inc. to develop our lead product candidate, alfimeprase, signed in 2002, and partially offset by lower revenue in 2003. The loss per share for the quarter ended March 31, 2003 was also impacted and reduced from the same period in 2002 as a result of additional shares issued through the acquisition of VARIAGENICS, Inc. which was completed on January 31, 2003.

As of March 31, 2003, Nuvelo had approximately $41.3 million in unrestricted cash, cash equivalents and short term investments compared to approximately $2.2 million at December 31, 2002. In addition, as of March 31, 2003, Nuvelo had $9.0 million available through a line of credit from George Rathmann, Ph.D., chairman of Nuvelo’s board of directors.

“Our achievements in the first quarter highlight the tremendous progress we have made as a company,” said Ted W. Love, president and chief executive officer of Nuvelo. “We completed our merger with VARIAGENICS, concluded our first human clinical trial as a company, are on target to begin two Phase II ‘proof-of-concept’ trials with alfimeprase in the first half of this year and are targeting completion of at least one of these trials by year-end. We are also encouraged by our continued progress in our secreted protein and immunotherapeutic programs.”

Nuvelo’s immunotherapeutic program has recently identified four antibody target genes as promising pre-clinical candidates, NUVO 17289, NUVO 2788, NUVO 18832 and NUVO

13759. These are the first validated cell surface proteins identified as part of a program to develop therapeutic antibodies that specifically target cancer-associated proteins.

Additional First Quarter Highlights

—Shareholders approved the merger with VARIAGENICS, Inc.

—The combined company changed its name to Nuvelo and began trading on the Nasdaq with its new name and symbol, NUVO

—An investigational new drug application was filed and approved for alfimeprase in a second indication, catheter occlusion

—Successfully completed enrollment for our Phase I clinical trial with alfimeprase in chronic peripheral arterial occlusion

Upcoming Events

Nuvelo will hold its annual shareholder’s meeting on Thursday, June 19, 2003 at 11:00 a.m. (Pacific Standard Time) at 675 Almanor Avenue, Sunnyvale, CA 94085.

About Nuvelo

Nuvelo, Inc., formed by the merger of Hyseq Pharmaceuticals, Inc. and VARIAGENICS, Inc., is engaged in the discovery and development of novel therapeutics. Nuvelo’s lead product candidate, alfimeprase, is partnered with Amgen and is scheduled to enter two Phase II trials in the first half of 2003 in both peripheral arterial occlusion and catheter occlusion. Additional programs include drug discovery focused on immunotherapeutics and secreted proteins.

Information about Nuvelo is available at our new Web site at www.nuvelo.com or by phoning 408-215-4000.

Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “should,” “may,” “estimate,” “goals,” and “potential,” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risk that we may not successfully integrate the VARIAGENICS business following our recent merger, uncertainties relating to drug discovery, clinical development processes and the development and commercialization of our molecular diagnostics technology; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and regulatory approval; and uncertainties relating to our ability to obtain substantial additional funds required for progress in drug discovery and development. These and other factors are identified and described in more detail in Nuvelo, Hyseq and VARIAGENICS filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K and the related Form 10-K/A for the year ended December 31, 2002. We disclaim any intent or obligation to update these forward-looking statements.

NUVELO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended

	March 31, 2003	March 31, 2002

Contract Revenue:	1,283	5,232
Operating expense:
Research and development	10,803	21,014
General and administrative	3,847	3,058
Loss on sale of fixed asset	44	—

Total operating expenses	14,694	24,072

Loss from operations	(13,411)	(18,840)
Realized gain on investment	40	—
Interest expense, net	(212)	(229)

Loss before minority interest	(13,583)	(19,069)

Loss attributable to minority interest	—	112

Net loss	(13,583)	(18,957)

Basic and diluted net loss per share	(0.27)	(1.01)

Weighted average shares used in computing basic and diluted net loss per share	49,636	18,725

CONDENSED CONSOLIDATED BALANCE SHEET
AND OTHER DATA
(in thousands)

	March 31,	December 31,
	2003	2002*

	(unaudited)
Cash, cash equivalents and short term investments	$41,266	$2,225
Restricted cash	1,856	1,106
Total assets	69,018	27,072
Deferred revenue	2	525
Noncurrent portion of capital leases	2,548	1,026
Notes payable — long term	4,000	4,000
Accumulated deficit	(167,068)	(153,372)
Total stockholders’ equity (deficit)	$30,581	$(4,564)

*     The condensed consolidated balance sheet data at December 31, 2002 has been derived from the Hyseq Pharmaceuticals, Inc. audited financial statements as of that date.

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